Exhibit 2.1
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                             STATEMENT OF CONTROL PERSON


The Statement on this Schedule 13G/A dated February 14, 2003 with respect to the common stock par value $0.001 per share of Molecular Devices Corp. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a control person (HC) of OrbiMed Advisors LLC and OrbiMed Advisors Inc.

OrbiMed Advisors Inc. and OrbiMed Advisors LLC file this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).